                   EXHIBIT (11)  COMPUTATION OF PER SHARE EARNINGS
                                     (unaudited)

                                        Three Months Ended            Six Months Ended
                                             June 30                      June 30
                                        ------------------            ----------------
                                        1996          1995            1996      1995
                                        ----          ----            ----        ----
EQUIVALENT SHARES:

Average shares outstanding         399,232,141   358,545,020     398,307,494   357,980,371

Additional Shares due to:
Stock options                        7,368,773     4,619,587       6,558,043     4,488,900

Series C Preferred Shares           36,000,000    36,000,000      36,000,000    36,000,000
                                   -----------   -----------     -----------   -----------
Total equivalent shares            442,600,914   399,164,607     440,865,537   398,469,271
                                   ===========   ===========     ===========   ===========

ADJUSTED EARNINGS
(in millions):

Income (loss) from Continuing
  Operations                            $  (89)       $  25         $ (853)      $   16
Less:  Series B preferred
  stock dividends                            -           12              -           25
                                        ------        -----         ------       -------
Adjusted income (loss) from
  Continuing Operations                 $  (89)       $  13         $ (853)      $   (9)

Income from Discontinued Operations          -           34          1,008           58
Extraordinary item                           -            -            (63)           -
                                        ------        -----         ------       ------
Adjusted net income (loss)              $  (89)       $  47         $   92       $   49
                                        ======        =====         ======       ======

EARNINGS (LOSS) PER SHARE
From Continuing Operations              $(0.20)       $0.03         $(1.94)      $(0.02)
From Discontinued Operations                 -         0.09           2.29         0.14
From Extraordinary item                      -            -          (0.14)           -
                                        ------        -----         ------       ------
Earnings (loss) per share (a)           $(0.20)       $0.12         $ 0.21       $ 0.12
                                        ======        =====         ======       ======


(a) For earnings per share using an alternative treatment for the Series C Preferred Shares, see note 11 to the condensed consolidated financial statements included in Part I of this report.


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